Exhibit 99.1

FOR IMMEDIATE RELEASE

September 27, 2011

Media:
Wynne Morris
(Switzerland)
+41 061 264 8800

Gary Chapman
(International)
+1 832 474 4128

Investor Relations:
Kurt Ogden
+1 801 584 5959

Huntsman Announces Significant Restructuring at its Textile Effects Business in Basel, Switzerland

To deliver closer alignment between location of manufacturing assets and customer markets and lower cost manufacturing base

Basel, Switzerland — Huntsman Corporation (NYSE:HUN) announced today that its Textile Effects (TE) division plans to implement a significant restructuring, including the possible closure of its production facilities and business support offices in Basel, Switzerland, as part of an on-going strategic program aimed at improving its long-term global competitiveness.

The planned restructuring and the possible closures could affect approximately 600 positions in Basel, with potentially 500 job losses and 100 positions moving to other sites across the organization, to build capability closer to customers. In addition, there will be a further 100 new hires added in key markets and the division’s Basel-based Research & Technology department will not be affected by the planned restructuring, as the Business remains totally committed to strengthening its innovation capability.

Consultations with labor representatives have commenced and the planned restructuring (including possible closures) are targeted for completion by the end of 2013.

Commenting on the planned restructuring, Peter R Huntsman, President and CEO of Huntsman Corporation said: “We need to take bold action to fundamentally improve the poor financial performance of our Textile Effects division. We’ve made extensive and costly efforts to boost this division’s competitiveness since acquiring the Business in 2006, but as customers and competitors alike have increasingly moved their centers of business to Asia, we must re-align ourselves according to these industry trends. The recent strengthening of the Swiss franc has greatly impacted our cost structure in Switzerland, which just serves to reinforce the need for re-alignment.”

Paul Hulme, President of the Textile Effects division, added: “The planned restructuring builds on the difficult, but successful changes undertaken in the last few years and is designed to ensure that the TE Business is strongly positioned to compete successfully against the ever increasing Asian competitor base and deliver long-term profitable growth for our shareholders and associates. Also, importantly from a customer perspective, in case of a possible closure, the transition of production to other Huntsman sites will be carefully phased, ensuring continued product availability and deliveries. We will, of course, manage this process openly and fairly, treating our employees with the dignity and respect they deserve.”

Huntsman’s Advanced Materials division will continue activities at its sites in Basel and Monthey, Switzerland.

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About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2010 revenues of over $9 billion. For more information, please visit the company’s website at www.huntsman.com.

About Textile Effects:

Huntsman Textile Effects is the leading global provider of high quality dyes and chemicals to the textile and related industries. Research, innovation and sustainability are at the heart of what we do and we use cutting edge technology to develop innovative solutions to create innovative products and technologies with intelligent effects, such as built in freshness, sun protection or state-of-the-art dyes to reduce water and energy consumption, meeting the needs of our customers and supporting a more sustainable environment. With presence in 110 countries and 14 primary manufacturing facilities worldwide in twelve countries (China, Columbia, Germany, Guatemala, India, Indonesia, Mexico, Pakistan, Thailand, Turkey, Switzerland, USA), Huntsman TE is uniquely positioned to provide fast and expert technical service wherever our customers are based.

Forward Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transaction described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.